Exhibit 3.31

CERTIFICATE OF FORMATION

OF

HILTON TRAVEL, LLC

This Certificate of Formation of Hilton Travel, LLC (the “Company”), dated as of February 5, 2016, is being executed and filed by Abigail Hotchkin, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Action (6 Del. C. §18-101, et seq.).

FIRST. The name of the limited liability company formed herein is:

Hilton Travel, LLC

SECOND. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Abigail Hotchkin
Name: Abigail Hotchkin
Title: Authorized Person